UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 14, 2011

GoENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33383	98-0357690
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1010 Avenue of the Americas, Suite 302 New York, NY	10018
(Address of principal executive offices)	(Zip Code)

(212) 765-5700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Officers

On January 14, 2011, the directors of GoEnergy, Inc. (the “Company”) approved by unanimous written consent and the stockholders of the Company holding a majority in interest of the Company’s voting equity approved by written consent the appointment of Mr. Vadim Mats as a member of the Board of Directors of the Company (the “Board”), effective as of January 14, 2010.

Mr. Mats, age 26, is currently, and has been since June 28, 2010, the Chief Financial Officer of FWS Capital Ltd. Prior to joining FWS Capital Ltd., Mr. Mats was assistant controller at Eton Park Capital Management, a leading multi-strategy fund, from July 16, 2007 to Dec 1, 2009. Mr. Mats also worked on handling various functions and products in accounting departments for over three years. From June 2006 to July 2007, Mr. Mats was a senior fund accountant at The Bank of New York Mellon, where he was responsible for over fifteen funds. Mr. Mats graduated cum laude from the Zicklin School of Business at Bernard Baruch College with a Bachelor’s degree in Business Administration, specializing in finance and investments.  Mr. Mats’ extensive experience and background in finance, accounting and investment funds will be a significant asset to the Company’s operation as a public company.

In connection with Mr. Mats’ appointment as a member of the Board, Mr. Mats and the Company have entered into a Director Agreement dated January 18, 2011.  The Director Agreement describes the terms and conditions under which Mr. Mats will serve on the Company’s Board.  Among other things, it states that Mr. Mats will receive 10,000 restricted shares of the Company’s common stock for each quarter that Mr. Mats serves on the Board.  A copy of the Director Agreement is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 9.01 Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.2	Director Agreement, dated January 18, 2011, between GoEnergy, Inc. and Vadim Mats.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2011	By:	/s/ Gareb Shamus
	Name:	Gareb Shamus
	Title:	President and Chief Executive Officer